Exhibit 99.B(m)(3)(ii)

AMENDED SCHEDULE 1

with respect to

VOYA SERIES FUND, INC.

THIRD AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

CLASS C SHARES

Name of Funds

Voya Capital Allocation Fund

Voya Corporate Leaders 100 Fund

Voya Global Target Payment Fund

Voya Money Market Fund

Voya Small Company Fund

Date last updated: November 19, 2015